                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 1



                      Ticketmaster Online-CitySearch, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                      Class B Common Stock, $0.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    88633P203
                  --------------------------------------------
                                 (CUSIP Number)





                                December 31, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)



                               Page 1 of 29 pages

-----------------------
  CUSIP No. 88633P203                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,391,831
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,391,831

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           2,391,831

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           6.8% as calculated in accordance with Rule 13d-3(d)(1); 2.8% of the outstanding shares of Class A Common Stock and Class B Common Stock
------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------



                               Page 2 of 29 pages

-----------------------
  CUSIP No. 88633P203                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           The Goldman Sachs Group, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,391,831
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,391,831

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           2,391,831

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           6.8% as calculated in accordance with Rule 13d-3(d)(1); 2.8% of the outstanding shares of Class A Common Stock and Class B Common Stock
------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------



                               Page 3 of 29 pages

-----------------------
  CUSIP No. 88633P203                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners II, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,498,290
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,498,290

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,498,290

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           4.4% as calculated in accordance with Rule 13d-3(d)(1); 1.8% of the outstanding shares of Class A Common Stock and Class B Common Stock
------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                                Page 4 of 29 pages

-----------------------
  CUSIP No. 88633P203                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners II Offshore, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               595,631
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               595,631

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           595,631

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           1.8% as calculated in accordance with Rule 13d-3(d)(1); 0.7% of the outstanding shares of Class A Common Stock and Class B Common Stock
------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 5 of 29 pages

-----------------------
  CUSIP No. 88633P203                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners II (Germany) Civil Law Partnership
           (with limitation of liability)
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               55,264
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               55,264

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           55,264

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2% as calculated in accordance with Rule 13d-3(d)(1); 0.1% of the outstanding shares of Class A Common Stock and Class B Common Stock
------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 6 of 29 pages

-----------------------
  CUSIP No. 88633P203                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Advisors, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,498,290
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,498,290

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,498,290

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           4.4% as calculated in accordance with Rule 13d-3(d)(1); 1.8% of the outstanding shares of Class A Common Stock and Class B Common Stock
------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 7 of 29 pages

-----------------------
  CUSIP No. 88633P203                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Advisors II, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               595,631
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               595,631

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           595,631

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           1.8% as calculated in accordance with Rule 13d-3(d)(1); 0.7% of the outstanding shares of Class A Common Stock and Class B Common Stock
------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 8 of 29 pages

-----------------------
  CUSIP No. 88633P203                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co. oHG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               55,264
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               55,264

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           55,264

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2% as calculated in accordance with Rule 13d-3(d)(1); 0.1% of the outstanding shares of Class A Common Stock and Class B Common Stock
------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 9 of 29 pages

-----------------------
  CUSIP No. 88633P203                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street Fund 1996, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               142,296
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               142,296

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           142,296

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.4% as calculated in accordance with Rule 13d-3(d)(1); 0.2% of the outstanding shares of Class A Common Stock and Class B Common Stock
------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 10 of 29 pages

-----------------------
  CUSIP No. 88633P203                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Bridge Street Fund 1996, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               96,500
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               96,500

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           96,500

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.3% as calculated in accordance with Rule 13d-3(d)(1); 0.1% of the outstanding shares of Class A Common Stock and Class B Common Stock
------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 11 of 29 pages

-----------------------
  CUSIP No. 88633P203                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street 1996, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               238,796
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               238,796

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           238,796

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.7% as calculated in accordance with Rule 13d-3(d)(1); 0.3% of the outstanding shares of Class A Common Stock and Class B Common Stock
------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 12 of 29 pages

Item 2(a).         Name of Persons Filing:
                   Goldman,  Sachs & Co.,  The  Goldman  Sachs  Group, Inc.,  GS
                   Capital Partners II, L.P.,  GS Capital Partners II  Offshore,
                   L.P., GS Capital Partners II (Germany) Civil Law Partnership,
                   GS Advisors, L.L.C., GS Advisors II, L.L.C., Goldman, Sachs &
                   Co. oHG,  Stone Street  Fund 1996, L.P.,  Bridge Street  Fund
                   1996, L.P. and Stone Street 1996, L.L.C.

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   Goldman,  Sachs & Co.,  The  Goldman  Sachs  Group, Inc.,  GS
                   Capital Partners, L.P., GS Advisors, L.L.C,  GS  Advisors II,
                   L.L.C.,  Stone  Street  Fund 1996, L.P.,  Bridge Street  Fund
                   1996, L.P. and Stone Street 1996, L.L.C.:
                   85 Broad Street, New York, NY  10004

                   GS Capital Partners II Offshore, L.P.:
                   c/o  Maples and Calder,  P.O. Box 309,  Grand Cayman,  Cayman
                   Islands

                   GS Capital Partners II (Germany) Civil  Law  Partnership  and
                   Goldman, Sachs & Co. oHG:
                   MesseTurm, 60308 Frankfurt am Main, Germany

Item 2(c).         Citizenship:
                   Goldman, Sachs & Co. - New York
                   The Goldman Sachs Group, L.P. - Delaware
                   GS Capital Partners II, L.P. - Delaware
                   GS Capital Partners II Offshore, L.P. - Cayman Islands
                   GS Capital Partners II (Germany) Civil Law Partnership - Germany
                   GS Advisors, L.L.C. - Delaware
                   GS Advisors II, L.L.C. - Delaware
                   Goldman, Sachs & Co. oHG - Germany
                   Stone Street Fund 1996, L.P. - Delaware
                   Bridge Street Fund 1996, L.P. - Delaware
                   Stone Street 1996, L.L.C. - Delaware



                               Page 13 of 29 pages

Item 4.            Ownership.(1)(2)(3)(4)

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 7.            Identification  and  Classification  of the Subsidiary  Which
                   Acquired the Security Being Reported on by the Parent Holding
                   Company.
                             See Exhibit (99.2)

--------------------------
   (1) As of May 7, 1999, The Goldman Sachs Group, L.P. was merged with and into
The  Goldman  Sachs  Group,  Inc. ("GS Group"), with  GS Group  as the surviving entity.

   (2) Includes an aggregate of 2,387,981 shares of Class A Common Stock held by GS Capital Partners II, L.P., GS Capital Partners II Offshore, L.P., GS
Capital Partners II (Germany) Civil  Law  Partnership,  Stone  Street Fund 1996,
L.P. and Bridge Street Fund 1996, L.P.

   (3) In accordance with Securities and Exchange Commission ("SEC") Release No.
34-39538 (January 12, 1998), this filing reflects the fact that GS Group and Goldman, Sachs & Co. ("Goldman Sachs") will no longer report the beneficial ownership of the securities beneficially owned by the asset management division of Goldman Sachs (the "Asset Management Division"). The Asset Management
Division will separately report, to the extent required, its beneficial ownership of securities.

   (4) GS Group  and  Goldman Sachs  each disclaim  beneficial  ownership of the securities  beneficially  owned by (i) any client accounts with respect to which
Goldman   Sachs  or  employees  of  Goldman  Sachs  have  voting  or  investment discretion,  or both and (ii) certain investment entities, of which a subsidiary of GS Group or Goldman Sachs is the general partner, managing general partner or other  manager,  to the extent  interests  in such  entities are held by persons other than GS Group, Goldman Sachs or their affiliates.



                               Page 14 of 29 pages



                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2000



GOLDMAN, SACHS & CO.                      THE GOLDMAN SACHS GROUP, INC.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS II, L.P.              GS ADVISORS, L.L.C.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS II OFFSHORE, L.P.     GS ADVISORS II, L.L.C.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name: Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GOLDMAN, SACHS & CO. OHG                  GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP
                                          (with limitation of liability)
By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1996, L.P.              BRIDGE STREET FUND 1996, L.P.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET 1996, L.L.C.

By:/s/ Roger S. Begelman
---------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact



                               Page 15 of 29 pages



                               INDEX TO EXHIBITS




Exhibit No.        Exhibit
-----------        -------

  99.1             Joint  Filing  Agreement,  dated  February 14, 2000,  between
                   Goldman,  Sachs & Co.,  The  Goldman  Sachs  Group, Inc.,  GS
                   Capital Partners II, L.P.,  GS Capital Partners II  Offshore,
                   L.P., GS Capital Partners II (Germany) Civil Law Partnership,
                   GS Advisors, L.L.C., GS Advisors II, L.L.C., Goldman, Sachs &
                   Co. oHG,  Stone Street  Fund 1996, L.P.,  Bridge Street  Fund
                   1996, L.P. and Stone Street 1996, L.L.C..

  99.2             Item 7 Information

  99.3             Power of  Attorney,  dated  December  21, 1998,  relating  to
                   Goldman, Sachs & Co.

  99.4             Power of Attorney, dated May 7, 1999, relating to The Goldman
                   Sachs Group, Inc.

  99.5             Power of  Attorney,  dated  January 31, 2000,  relating to GS
                   Capital Partners II, L.P.

  99.6             Power of Attorney,   dated  Janaury 31, 2000,  relating to GS
                   Capital Partners II Offshore, L.P.

  99.7             Power of Attorney,  dated  December 21, 1998,  relating to GS
                   Capital Partners II (Germany) Civil Law Partnership.

  99.8             Power of  Attorney,  dated  February 1, 2000,  relating to GS
                   Advisors, L.L.C.

  99.9             Power of  Attorney,  dated  February 1, 2000,  relating to GS
                   Advisors II, L.L.C.

  99.10            Power of Attorney,  dated May 26, 1999, relating  to Goldman,
                   Sachs & Co. oHG

  99.11            Power of Attorney, dated December 16, 1999, relating to Stone
                   Street Fund 1996, L.P.

  99.12            Power of  Attorney,  dated  December 16,  1999,  relating  to
                   Bridge Street Fund 1996, L.P.

  99.13            Power of Attorney, dated December 16, 1999, relating to Stone
                   Street 1996, L.L.C.



                               Page 16 of 29 pages

                                                                  Exhibit (99.1)



                            JOINT FILING AGREEMENT



     In  accordance  with  Rule 13d-1(k)(1)  promulgated  under  the  Securities
Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class B Common Stock, $0.01 par value, of Ticketmaster Online-CitySearch, Inc., and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on
Schedule 13G.


Date:  February 14, 2000



GOLDMAN, SACHS & CO.                      THE GOLDMAN SACHS GROUP, INC.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS II, L.P.              GS ADVISORS, L.L.C.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS II OFFSHORE, L.P.     GS ADVISORS II, L.L.C.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



GOLDMAN, SACHS & CO. OHG                  GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP
                                          (with limitation of liability)
By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1996, L.P.              BRIDGE STREET FUND 1996, L.P.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET 1996, L.L.C.

By:/s/ Roger S. Begelman
---------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


                               Page 17 of 29 pages

                                                                  Exhibit (99.2)



                              ITEM 7 INFORMATION



     The securities being reported on by the The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned by GS Capital Partners II, L.P., a Delaware limited partnership, GS Capital Partners II Offshore, L.P., a Cayman Islands exempted limited partnership, GS Capital Partners II (Germany) Civil Law Partnership, a German civil law partnership with limitation of liability, Stone Street Fund 1996, L.P., a Delaware limited partnership and Bridge Street Fund 1996, L.P., a Delaware limited partnership (collectively, the "Investing Entities"), or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the Investing Entities.



                               Page 18 of 29 pages

                                                                  Exhibit (99.3)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 21, 1998.


GOLDMAN, SACHS & CO.

By: The Goldman, Sachs & Co. L.L.C.


By:/s/ Robert J. Katz
---------------------------------
Name:  Robert J. Katz
Title: Executive Vice President



                              Page 19 of 29 pages

                                                                  Exhibit (99.4)



                                POWER OF ATTORNEY


     This power of attorney will expire on May 31, 2001.

     KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 7, 1999.


THE GOLDMAN SACHS GROUP, INC.



By:/s/ Robert J. Katz
---------------------------------
Name:  Robert J. Katz
Title: Executive Vice President and General Counsel



                              Page 20 of 29 pages

                                                                  Exhibit (99.5)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS II, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of Janaury 31, 2000.


GS CAPITAL PARTNERS II, L.P.

By: GS Advisors, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 21 of 29 pages

                                                                   Exibit (99.6)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS II OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of Janaury 31, 2000.


GS CAPITAL PARTNERS II OFFSHORE, L.P.

By: GS Advisors, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 22 of 29 pages

                                                                   Exibit (99.7)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 21, 1998.


GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP

By: The Goldman Sachs Group, L.P.
By: The Goldman Sachs Corporation


By:/s/ Robert J. Katz
---------------------------------
Name:  Robert J. Katz
Title: Executive Vice President



                              Page 23 of 29 pages

                                                                   Exibit (99.8)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 1, 2000.


GS ADVISORS, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 24 of 29 pages

                                                                   Exibit (99.9)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS II, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 1, 2000.


GS ADVISORS II, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 25 of 29 pages

                                                                  Exibit (99.10)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2001.

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. oHG, (the "Company") does hereby make, constitute and appoint each of Hans-Linhard Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 26, 1999.


GOLDMAN, SACHS & CO. oHG


By:/s/ Andreas Kornlein                 By:/s/ Sabine Mock
---------------------------------       ---------------------------------
Name:  Andreas Kornlein                 Name:  Sabine Mock



                              Page 26 of 29 pages

                                                                 Exhibit (99.11)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET FUND 1996, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


STONE STREET FUND 1996, L.P.

By: Stone Street 1996, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 27 of 29 pages

                                                                 Exhibit (99.12)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET FUND 1996, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


BRIDGE STREET FUND 1996, L.P.

By: Stone Street 1996, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 28 of 29 pages

                                                                 Exhibit (99.13)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET 1996, L.L.C. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


STONE STREET 1996, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 29 of 29 pages